Exhibit 10.1

MISTRAS GROUP, INC.
RESTRICTED STOCK UNIT CERTIFICATE

Granted To:

Total Units:	Grant Date:

Vesting Dates:

1.   Award.  In accordance with the Mistras Group, Inc. 2009 Long-Term Incentive Plan (the “Plan”), Mistras Group, Inc. (“the Company”) has made an award to you of restricted stock units (the “Units”), which is represented by this certificate. Each Unit, upon vesting, will become one share of the Company’s common stock.  The award and the Units are subject to the provisions of the Plan and, to the extent not inconsistent with the Plan, the terms and conditions of this certificate.  Capitalized terms that are used but not defined in this certificate shall have the meanings ascribed to them by the Plan.

2.   Vesting of Units.  Except as otherwise provided herein or the Plan, the Units will vest in four (4) equal annual installments, with 25% of the Units vesting on each of the dates set forth above, subject to your continuous employment or other service with the Company or a Subsidiary from the Grant Date until the applicable vesting date.

3.   Termination of Employment; Forfeiture of Unvested Units.  Unless the Committee, acting in its sole and absolute discretion, determines otherwise, upon the termination of your employment and other service with the Company and its Subsidiaries (“Termination of Employment”), you will forfeit all right, title and interest in the unvested Units.

4.   Transfer Restrictions.  You may not sell, assign, transfer, pledge, hedge, hypothecate, encumber or dispose of in any way (whether by operation of law or otherwise) any unvested Units, and unvested Units shall not be subject to execution, attachment or similar process.  Any attempt by you or any other person claiming against, through or under you to cause unvested Units to be transferred or assigned in any manner and for any purpose not permitted hereunder or under the Plan shall be null and void and without effect upon the Company, you or any other person.

5.   No Ownership of Stock; No Dividends or Voting Rights.  The Units do not represent shares of the Company’s common stock, and no dividends or other distributions will be payable on unvested Units, and you will not have any voting rights with respect to the unvested Units.

6.   Issuance of Shares Upon Vesting.  If, as and when a Unit becomes vested, and subject to the satisfaction of applicable withholding and other legal requirements, the vested Unit becomes void and you shall own one share of common stock of the Company for each vested Unit.

7.   Withholding.  The vesting of Units covered by this certificate shall be subject to and conditioned upon the satisfaction by you of applicable tax withholding obligations.  The Company and its Subsidiaries may require you to remit an amount sufficient to satisfy applicable withholding taxes or deduct or withhold such amount from any payments otherwise owed to you.  By accepting this award, you expressly authorizes the Company to deduct from any compensation or any other payment of any kind due to you, including withholding shares issued in exchange for vested Units, for the amount of any federal, state, local or foreign taxes required by law to be withheld in connection with the vesting of Units; provided, however, that the value of the Units withheld may not exceed the statutory maximum withholding amount required by law.

8.   Provisions of the Plan and the Committee’s Authority Control.  This certificate is subject to all the terms, conditions and provisions of the Plan and to the rules, regulations and interpretations as may be established or made by the Committee acting within the scope of its authority and responsibility under the Plan.  A copy of the Plan is available to you and may be obtained from the Company’s Corporate Secretary at the Company’s corporate headquarters.  The applicable provisions of the Plan shall govern in any situation where this certificate is silent or where the applicable provisions of this certificate are contrary to or not reconcilable with such Plan provisions.  The Committee shall have complete discretion in the exercise of its rights, powers, and duties with respect to the award represented by this certificate.  Any interpretation or construction of any provision of, and the determination of any question arising under, this certificate shall be made by the Committee in its discretion and such exercise shall be final, conclusive, and binding.  The Committee may designate any individual or individuals to perform any of its functions hereunder.

9.   No Employment Rights.  Nothing contained herein or in the Plan shall confer upon you any right of continued employment or other service with the Company or a Subsidiary or interfere in any way with the right of the Company and its Subsidiaries at any time to terminate your employment or other service with the Company or its Subsidiaries or to increase, decrease or otherwise adjust your compensation and any other terms and conditions of your employment or other service.

10.          Successors.  This certificate shall be binding upon, and inure to the benefit of, any successor or successors of the Company, you and any of your beneficiaries.

11.          Entire Understanding. This certificate and the terms of Plan constitute the entire terms of the award represented by this certificate and may not be amended, except as provided in the Plan, other than by a written instrument executed by the Company and you.

12.          Governing Law. All rights and obligations under this certificate shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflict of laws.

Mistras Group, Inc.

By: